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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     RENFREW                      Glen                    M.
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     Suite 618,  48 Par-la-Ville Road
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                                    (Street)

     Hamilton                   HM11                      BERMUDA
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   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ACE Limited (NYSE: ACL)
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Statement for Month/Year

     June 2000
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


            ----------------------------------------------------
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                       6/8/2000       A(1)     V         34       A      $28.9375                D
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Ordinary Shares                       6/9/2000       A(1)     V        105       A      $28.4375                D
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Ordinary Shares                       6/9/2000       A(2)     V      1,230       A      $28.4375                D
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Ordinary Shares                       6/20/2000      P               1,631       A      $28.0000   66,000       D
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Ordinary Shares                                                                                    15,000       I         By Spouse
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===================================================================================================================================

*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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===================================================================================================================================
Explanation of Responses:
(1) Represents Ordinary Shares granted as a meeting award pursuant to the ACE Limited 1995 Outside Directors
    Plan (the "Plan"), which meets the requirements of Rule 16b-3.
(2) Represents Ordinary Shares granted as a director retainer award pursuant to the Plan.  Such Ordinary
    Shares will vest on May 10, 2001, assuming the reporting person is a director of ACE Limited on such date.

Signed for Glen M. Renfrew pursuant to
a power of attorney on file with the
Securities and Exchange Commission

   /s/ Peter Mear                                          6th of July 2000
--------------------------------------------            -----------------------
      **Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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